Exhibit 10.7

CHANGE IN CONTROL SEVERANCE AGREEMENT FOR EXECUTIVE OFFICERS

THIS AGREEMENT, dated [insert date], is made by and between Itron, Inc. (the "Company"), and [] (the "Executive").

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Executive has made and is expected to make a significant contribution to the Company; and

WHEREAS, the Company, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive's duties, to the detriment of the Company and its stockholders; and

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control;

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.	Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 16.

2.
Term of Agreement.  The term of this Agreement (the "Term") shall commence on [DATE] and shall continue in effect through [INSERT SECOND ANNIVERSARY OF PRECEDING DATE]; provided, however, that commencing on [SUCH SECOND ANNIVERSARY] and each [MONTH/DATE OF ANNIVERSARY] thereafter, the Term shall automatically be extended for one additional year unless, not later than [ONE YEAR PRIOR TO ANNIVERSARY MONTH/DATE], the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.

3.
Company's Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants in Section 4 and Section 15, the Company, under the conditions described herein, shall pay the Executive the Severance Payments and the other payments and benefits described herein.  Except as provided in Section 5.3, no Severance Payments shall be payable under this Agreement unless there shall have been (or, pursuant to the second sentence of Section 6.1, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.
The Executive's Covenants.  Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of the first occurrence of a Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5.	Compensation Other Than Severance Payments; Equity Award Treatment.

5.1 If the Executive's employment shall be terminated for any reason following a Change in Control, the Company shall pay the Base Salary to the Executive through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (including, without limitation, a payment in respect of the Executive’s accrued and unused vacation, determined without regard to any adverse change to the vacation accrual or payout policy occurring following the Change in Control).

5.2 If the Executive's employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason, subject to the application of 6.1(D) hereof.

5.3 Notwithstanding anything to the contrary contained in any equity plan or arrangement of the Company or any agreement between the Company and the Executive (but subject to the provisions of Section 14.3 hereof), upon the occurrence of a Change in Control, each outstanding stock option, restricted stock or other equity or equity-based award granted to the Executive (other than Long Term Performance Plan awards) shall become immediately and fully vested and (if applicable) exercisable as of the date of such Change in Control.  In the case of Long Term Performance Plan awards outstanding as of the Change in Control, such awards shall be vested at the greater of target or actual performance for the year (which shall be determined by the Board if the Board concludes that such performance may be determined as of the date of the Change in Control), which amount shall be paid out pro-rata within five days following the Change in Control, based on the portion of the performance period which has elapsed as of the date of the Change in Control.

6.	Severance Payments and Benefits.

6.1 If the Executive's employment is terminated within twenty-four (24) months following a Change in Control, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments"), and, if applicable, Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5.  For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated within twenty-four (24) months following a Change in Control and during the Term by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause during a Potential Change in Control Period, or (ii) the Executive terminates Executive’s employment for Good Reason during a Potential Change in Control Period.  In the event that the Executive's employment is terminated in the manner described in the preceding sentence, a Change in Control shall be deemed to have occurred immediately preceding such termination for purposes of Section 5.3 hereof.  Except as described above, the Executive shall not be entitled to benefits pursuant to this Section 6.1 unless a Change in Control shall have occurred during the Term.

(A) The Company shall pay to the Executive a lump sum severance payment, in cash, equal to [INSERT SEVERANCE MULTIPLIER—3x, 2.5x, 2x, 1x] times the sum of (a) the Base Salary, and (b) the target annual bonus available to the Executive pursuant to the Company's annual bonus plan in which the Executive participates in respect of the fiscal year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason).

(B) For the [INSERT SEVERANCE PERIOD—36, 30, 24, 12] month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and Executive’s dependents life, disability and health insurance benefits substantially similar to those provided to the Executive and Executive’s dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and Executive’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the cost to the Executive immediately prior to such date or occurrence.  The cost of providing the benefits set forth in this Section 6.1(B) shall be in addition to (and shall not reduce) the Severance Payments.  Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent the Executive becomes eligible to receive comparable benefits at comparable cost from a new employer or pursuant to a government-sponsored health insurance or health care program.

(C) The Company shall pay to the Executive an amount in respect of the Executive's annual cash bonus compensation for the fiscal year in which the Date of Termination occurs at the greater of target or actual performance for the year, which amount shall be paid out pro-rata, based on the portion of the performance period which has elapsed as of the date of  Termination.  In addition, if the Date of Termination occurs during the Term and following the year in which the Change in Control occurs, the Executive’s Long Term Performance Plan award outstanding as of the Date of Termination (which shall be determined without regard to any event or circumstance constituting Good Reason) shall be vested at the greater of target or actual performance for the year, which amount shall be paid out pro-rata based on the portion of the performance period which has elapsed as of the date of Termination.  If the Date of Termination occurs in the same year as the Change in Control, the amount paid under the preceding sentence shall be offset by amounts paid out in respect of the Long Term Performance Plan pursuant to Section 5.3.  All equity or equity based awards which have been granted to the Executive following the Change in Control shall be vested upon the Date of Termination.

6.2 Gross Up. [Only applicable to executives with prior CIC agreements]

(A) Subject to Section 6.2(E) and Section 6.2(F), whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. If there has not been a Date of Termination with respect to the Executive, the Company shall cause the Gross-Up Payment to be calculated within 30 days of a written request to that effect from the Executive.

(C) Upon Executive's request, the Company shall promptly provide the Executive with a written statement setting forth the manner in which calculations were made pursuant to this Section 6.2 including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(D) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined, provided that such additional payment shall only be made to the extent that the payment (or the right to the payment) does not result in taxation under section 409A of the Code, including pursuant to Treasury Regulation Section 1.409A-3(d) (in which case the payment shall be made in no event later than the end of the calendar year following the calendar year in which the calculation of the Executive's excise tax liability under section 280G of the Code may be calculated).  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(E) Notwithstanding the foregoing provisions of this Section 6.2, if it shall be determined that the Executive is entitled to a Gross-Up Payment with respect to a Change in Control occurring prior to the third anniversary of the date of this Agreement, but the Total Payments do not exceed 105% of the greatest amount that could be paid to the Executive such that the receipt of Total Payments would not give rise to any Excise Tax (the "Reduced Amount"), then no Gross-Up Payment shall be made to the Executive and the Total Payments, in the aggregate, shall be reduced to the Reduced Amount. If a reduction is required, the reduction shall be applied to the cash payment otherwise payable pursuant to Section 6.1(A) hereof.

(F) The Executive will not be entitled to a Gross-Up Payment under this Agreement with respect to any Change in Control occurring on or after the third anniversary of the date of this Agreement, but shall continue to remain entitled to a Gross-Up Payment with respect to any Change in Control occurring prior to the third anniversary of the date of this Agreement in accordance with this Section 6.2, even if the Date of Termination occurs following the third anniversary of the date of this Agreement.  In the event (1) the Executive’s entitlement to a Gross-Up Payment is eliminated pursuant to this Section 6.2(F) and (2) the Reduced Amount (reduced by applicable taxes) exceeds the net amount of the Total Payments which would be retained by the Executive after deduction of any Excise Tax (and all other applicable taxes) on the Total Payments, the Total Payments shall be reduced to the Reduced Amount. If a reduction is required, the reduction shall be applied to the payment otherwise payable pursuant to Section 6.1(A) hereof.

6.3 Except as set forth below or as required by the operation of Section 14.3, the payments provided in subsection (A) of Section 6.1 and in Section 6.2 shall be made not later than the fifth day following the Date of Termination (or, in the case of Section 6.2, if there is no Date of Termination, then the fifth day following date on which the Gross-Up Payment is calculated for purposes of Section 6.2, which calculation shall be done not later than the 30th day following the date upon which there occurs a change in ownership or control of the Company for purposes of section 280G of the Code), provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2, in accordance with Section 6.2, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the occurrence of a Date of Termination.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).   The payments provided in Section 6.1(C) will be paid not later than 75 days following the end of the calendar year in which the Date of Termination occurs, unless another payment date is required by the operation of Section 14.3.

6.4 The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Executive's reimbursement rights described in this Section 6.4 shall remain in effect for the life of the Executive, provided, that, in order for the Executive to be entitled to reimbursement hereunder, the Executive must submit the written reimbursement request described above within 180 days following the date upon which the applicable fee or expense is incurred.

7.	Termination Procedures and Compensation During Dispute.

7.1 Notice of Termination.  After a Change in Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2 Date of Termination.  "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date the Company's right to cure set forth in Section 16.16 expires).

7.3 Dispute Concerning Termination.  If within ten (10) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4 Compensation During Dispute.  If the Date of Termination is extended in accordance with Section 7.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3.  Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.1) and shall not be offset against or reduce any other amounts due under this Agreement.

8.
No Mitigation.  If the Executive's employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4.  Except as set forth in Section 6.1(B), the amount of any payment or benefit provided for or referenced in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.	Entire Agreement; Binding Agreement.

9.1 This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including the Change in Control Agreement by and between the Company and the Executive dated [INSERT DATE]) which have been made by either party; provided, however, that this Agreement shall not supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company or any subsidiary of the Company.

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10.
Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the General Counsel of the Company with a copy to its clerk or Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.
Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7 and 15) shall survive such expiration.

12.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Settlement of Disputes; Arbitration; 409A Compliance.

14.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

14.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.3  It is the intention of the Company and the Executive that this Agreement not result in taxation of the Executive under Section 409A of the Code and the regulations and guidance promulgated thereunder and that the Agreement shall be construed in accordance with such intention.  Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(A) Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) with respect to the Company, any amounts (or benefits) otherwise payable to or in respect of him under this Agreement pursuant to the Executive's termination of employment with the Company shall be delayed, to the extent required so that taxes are not imposed on the Executive pursuant to Section 409A of the Code, and shall be paid upon the earliest date permitted by Section 409A(a)(2) of the Code;

(B) For purposes of this Agreement, the Executive's employment with the Company will not be treated as terminated unless and until such termination of employment constitutes a "separation from service" for purposes of Section 409A of the Code;

(C) To the extent necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder (1) reimbursements to or tax gross-ups of the Executive as a result of the operation of Section 6.1(B), Section 6.2 or Section 6.4 hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred or applicable tax is paid and shall otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv), (2) if Executive is a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to the Executive as a result of the operation of such sections with respect to a reimbursable event within the first six months following the Date of Termination which are required to be delayed pursuant to Section 14.1(A) shall be made as soon as practicable following the date which is six months and one day following the Date of Termination (subject to clause (A) of this sentence); and

(D) If the provisions of Section 5.3 or 6.1(C) are applicable to an equity or equity-based award subject to the provisions of Section 409A of the Code and the immediate payment of the award contemplated by such sections would result in taxation under Section 409A, payment of such awards shall be made upon the earliest date upon which such payment may be made without resulting in taxation under Section 409A of the Code.

15.	Non-Solicitation; Non-Disparagement.

15.1 During the period commencing on the Date of Termination and ending upon the first anniversary of the Date of Termination, the Executive shall not, directly or indirectly:  (i) recruit, hire or solicit for employment or engagement, any person who is employed by the Company or any Affiliate, or (ii) solicit (A) any client or customer doing business with the Company or any Affiliate, as of the Date of Termination and with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company or (B) any prospective client or customer of the Company or any Affiliate whom or which is a prospective client of the Company or any Affiliate as of the Date of Termination and with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company to adversely alter its relationship or cease doing business with the Company or any Affiliate.

15.2 Following the Date of Termination and thereafter, the Executive shall not, directly or indirectly, make disparaging remarks about the Company or any Affiliate or any of their respective directors, officers or employees.

16.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

16.1 "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

16.2 "Auditor" shall have the meaning set forth in Section 6.2.

16.3 "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

16.4 "Base Salary" shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

16.5 "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

16.6 "Board" shall mean the Board of Directors of the Company.

16.7 "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive's incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (C) the Company's active or passive obstruction of the performance of the Executive's duties and responsibilities) to perform substantially the duties and responsibilities of the Executive's position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  No act, or failure to act, on the Executive's part shall be deemed "willful" unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive's act or failure to act was in, or not opposed to, the best interest of the Company.

16.8 A "Change in Control" shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

(A) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 16.8(C)(i);

(B) a change in the composition of the Board during any two-year period such that the individuals who, as of the date of this agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Person other than the Board shall not be considered a member of the Incumbent Board;

(C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which members of the Incumbent Board constitute a majority of the members of the board of directors (or similar body) of the surviving entity or, if the surviving entity is a subsidiary, any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

16.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

16.10 "Company" shall mean Itron, Inc. and, except in determining under Section 16.8 whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.11 "Date of Termination" shall have the meaning set forth in Section 7.2.

16.12 "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of at least one hundred twenty (120) days, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.  Any question as to the existence of the Executive's Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by the Company.  The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

16.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

16.14 "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

16.15 "Executive" shall mean the individual named in the first paragraph of this Agreement.

16.16 "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 (treating all references in subsections (A) through (F) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsection (A), (B), (C), (D), (E) or (F) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A) an adverse change in the Executive's status or position(s) as an officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Executive's status or position as a result of a diminution of the Executive's duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s);

(B) a reduction in the Executive's Base Salary;

(C) a reduction in the Executive’s annual bonus opportunity or long term incentive opportunity, as compared to the year immediately preceding the year in which the Change in Control occurs;

(D) the failure to continue provide welfare, pension and fringe benefits which are in each case, in the aggregate, substantially similar to those provided to the Executive immediately prior to Change in Control;

(E) the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive's office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control; or

(F) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place;

Notwithstanding the foregoing, the events described in clauses (B), (C) or (D) above shall not constitute Good Reason hereunder to the extent they are as a result of across the board reductions of the applicable compensation element following the Change in Control which are equally applicable to all similarly situated employees of the surviving corporation and its Affiliates.  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.  In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of the Executive's becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

16.17 "Gross-Up Payment" shall have the meaning set forth in Section 6.2.

16.18 "Notice of Termination" shall have the meaning set forth in Section 7.1.

16.19 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

16.20 "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(C) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

(D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

16.21 "Potential Change in Control Period" shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 16.20(A), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 16.20(B), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 16.20(C) or (D), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

16.22 "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

16.23 "Severance Payments" shall have the meaning set forth in Section 6.1.

16.24 "Tax Counsel" shall have the meaning set forth in Section 6.2.

16.25 "Term" shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

16.26 "Total Payments" shall mean those payments so described in Section 6.2.

17.
Benefit Offset. [This section is applicable to any Executive who resides in a country outside of the United States who may be eligible to receive severance benefits under the laws of the other country.]

Notwithstanding any other provision to the contrary set forth herein, if there is a Change in Control and Executive’s employment is terminated such that Executive would be eligible to receive the severance and termination benefits set forth in this Agreement, any severance or termination payments and benefits received by Executive pursuant to (i) [country] law, or (ii) pursuant to any other agreement Executive may have with the Company (or any direct or indirect subsidiary of the Company), shall be offset against any benefits that may be payable to the Executive pursuant to this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ITRON, INC.

By:__________________________________
    Name:
    Title:

      __________________________________
    EXECUTIVE

    Address:
     ____________________________

     ____________________________

     ____________________________
    (Please print carefully)